As filed with the Securities and Exchange Commission on February 2, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
Buckeye Partners, L.P.
(Exact name of registrant as specified in its charter)

Delaware	4610	23-2432497
(State or other jurisdiction of incorporation or	(Primary Standard Industrial Classification	(I.R.S. Employer Identification Number)
organization)	Code Number)
One Greenway Plaza
Suite 600
Houston, Texas 77046
(832) 615-8600
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

William H. Schmidt, Jr.
Vice President and General Counsel
One Greenway Plaza
Suite 600
Houston, Texas 77046
(832) 615-8600
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to:
E. Ramey Layne, Esq.
Vinson & Elkins L.L.P.
666 Fifth Avenue, 26th Floor
New York, New York 10103
(212) 237-0000
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions and other factors.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed maximum
Title of each class	Amount to be	offering price per	Proposed maximum	Amount of
of securities to be registered	registered(1)	unit(2)	aggregate offering price	registration fee(2)
Limited partnership units	8,278,169	$64.325	$532,493,220.93	$61,822.46

(1)	Pursuant to Rule 416(a), the number of limited partnership units being registered shall be adjusted to include any additional limited partnership units that may become issuable as a result of any unit distribution, split, combination or similar transaction.

(2)	Pursuant to Rule 457(c) of the Securities Act, the registration fee is calculated on the basis of the average of the high and low sale prices for our limited partnership units on January 28, 2011, as reported on the New York Stock Exchange.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus
Subject to completion, dated February 2, 2011

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted. The selling unitholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.

Buckeye Partners, L.P.
8,278,169 limited partnership units
     Up to 8,278,169 limited partnership units representing limited partner interests in us may be offered and sold from time to time by the selling unitholders named in this prospectus or in any supplement to this prospectus or document incorporated by reference herein. The selling unitholders may sell the limited partnership units at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. We will not receive any proceeds from the sale of the limited partnership units by the selling unitholders.
     Our limited partnership units are listed for trading on the New York Stock Exchange under the ticker symbol “BPL.”
     Investing in our securities involves a high degree of risk. Limited partnerships are inherently different from corporations. Please read “Risk Factors” beginning on page 3 of this prospectus and in the documents incorporated by reference herein before you make any investment in our securities.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is      , 2011.

     In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it.
     You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the selling unitholders may sell the securities described in this prospectus in one or more offerings.
     This prospectus provides you with a general description of the securities that may be offered by the selling unitholders. We may provide a prospectus supplement that will contain specific information about the terms of an offering. The prospectus supplement may also add to, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. Therefore, before you invest in our securities, you should read carefully this prospectus, any prospectus supplement and the additional information described below under the heading “Where You Can Find More Information.”
     As used in this prospectus, the “Partnership,” “we,” “our,” “us,” or like terms mean Buckeye Partners, L.P. References to “Holdings” refer to Buckeye GP Holdings L.P. References to “Buckeye GP,” “the general partner,” or “our general partner” refer to Buckeye GP LLC, the general partner of the Partnership. References to our “operating partnerships” includes, collectively, Buckeye Pipe Line Company, L.P., Buckeye Pipe Line Holdings, L.P., Everglades Pipe Line Company, L.P. and Laurel Pipe Line Company, L.P., each a Delaware limited partnership. References to a “Partnership unitholder” or “Partnership unitholders” refer to a holder or to the holders of our LP Units or Class B Units (as defined below).
BUCKEYE PARTNERS, L.P.
     We are a publicly traded Delaware limited partnership and our limited partnership units (“LP Units”) are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “BPL.” Our principal line of business is the transportation, terminalling, and storage of refined petroleum products in the United States for major integrated oil companies, large refined petroleum product marketing companies and major end users of refined petroleum products on a fee basis through facilities we own and operate. We also own a major natural gas storage facility in northern California and market refined petroleum products in certain of the geographic areas served by our pipeline and terminalling operations. In addition, we operate and maintain approximately 2,400 miles of other pipelines under agreements with major oil and chemical companies, and perform certain engineering and construction management services for third parties.
     Our executive offices are located at One Greenway Plaza, Suite 600, Houston, Texas 77046. Our telephone number is (832) 615-8600. We make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus unless specifically so designated and filed with the SEC.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their public reference room. Our SEC filings are also available at the SEC’s website at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, or on our website at http://www.buckeye.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus unless specifically so designated and filed with the SEC.
INFORMATION WE INCORPORATE BY REFERENCE
     The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will, including all information that we file after the date of the initial registration statement and prior to effectiveness of the registration statement, automatically update and may replace information in this prospectus and information, including any prospectus supplement, previously filed with the SEC.
     The documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (excluding those furnished to the SEC on Form 8-K), prior to the termination of the offering, are incorporated by reference in this prospectus.
•	Annual Report on Form 10-K for the year ended December 31, 2009, filed on February 26, 2010, as amended by the Annual Report on Form 10-K/A for the year ended December 31, 2009, filed on August 26, 2010;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed on May 7, 2010, as amended by the Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2010, filed on August 26, 2010, Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed on August 6, 2010 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, filed on November 8, 2010;

•	Current Reports on Form 8-K/A filed on April 4, 2008 and December 6, 2010 and Form 8-K filed on February 5, 2010 (excluding any information furnished pursuant to Item 2.02), March 15, 2010 (excluding any information furnished pursuant to Item 7.01), April 20, 2010 (excluding any information furnished pursuant to Item 7.01), May 11, 2010 (excluding any information furnished pursuant to Item 2.02), June 11, 2010 (excluding any information furnished pursuant to Item 7.01), July 1, 2010, August 10, 2010 (excluding any information furnished pursuant to Item 2.02), August 11, 2010, August 20, 2010, September 1, 2010 (excluding any information furnished pursuant to Item 7.01), November 3, 2010, November 9, 2010, November 22, 2010 (excluding any information furnished pursuant to Item 2.02), November 26, 2010, December 2, 2010, December 21, 2010 (excluding any information furnished pursuant to Item 7.01), January 4, 2011, January 7, 2011, January 19, 2011, January 20, 2011, January 27, 2011 and February 2, 2011.

•	The description of our limited partnership units contained in the Registration Statement on Form 8-A filed on August 9, 2005.
     You may request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or calling us at the following address:
Buckeye Partners, L.P.
One Greenway Plaza
Suite 600
Houston, Texas 77046
(832) 615-8600
     You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with any information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than its respective date.

RISK FACTORS
     An investment in our securities involves a significant degree of risk. Before you invest in our securities you should carefully consider those risks discussed in the “Forward-Looking Statements” section of this prospectus, the risk factors included in our most recent Annual Report on Form 10-K, as supplemented by our Quarterly Reports on Form 10-Q, each of which is incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference in evaluating an investment in our securities.
     If any of the risks discussed in the foregoing documents were to occur, our business, financial condition, results of operations and cash flow could be materially adversely affected. In that case, we may be unable to pay distributions to our unitholders, the trading price of our units could decline and you could lose all or part of your investment.
FORWARD-LOOKING STATEMENTS
     Some of the information contained in or incorporated by reference in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “anticipate,” “continue,” “estimate,” “expect,” “may,” “believe,” “will,” or other similar words, although some forward-looking statements are expressed differently. These statements discuss future expectations and contain projections. Specific factors that could cause actual results to differ from those in the forward-looking statements include, but are not limited to: (1) price trends and overall demand for petroleum products and natural gas in the United States in general and in our service areas in particular (economic activity, weather, alternative energy sources, conservation and technological advances may affect price trends and demands); (2) competitive pressures from other transportation services or alternative fuel sources; (3) changes, if any, in laws and regulations, including, among others, safety, tax and accounting matters or Federal Energy Regulatory Commission regulation of our tariff rates; (4) liabilities for environmental claims; (5) security issues affecting our assets, including, among others, potential damage to our assets caused by vandalism, acts of war or terrorism; (6) construction costs, unanticipated capital expenditures and operating expenses to repair or replace our assets; (7) availability and cost of insurance on our assets and operations; (8) our ability to successfully identify and complete strategic acquisitions and make cost saving changes in operations; (9) expansion in the operations of our competitors; (10) our ability to integrate any acquired operations into our existing operations and to realize anticipated cost savings and other efficiencies; (11) shut-downs or cutbacks at major refineries that use our services; (12) deterioration in our labor relations; (13) changes in real property tax assessments; (14) regional economic conditions; (15) disruptions to the air travel system; (16) interest rate fluctuations and other capital market conditions; (17) market conditions in our industry; (18) credit risks associated with our customers; (19) our treatment as a corporation for federal income tax purposes or if we become subject to entity-level taxation for state tax purposes; and (20) the impact of government legislation and regulation on us.
     These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on future results. Forward-looking statements speak only as of the date of this prospectus or, in the case of forward-looking statements contained in any document incorporated by reference, the date of such document and we expressly disclaim any obligation or undertaking to update these statements to reflect any change in our expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.
USE OF PROCEEDS
     The LP Units to be offered and sold pursuant to this prospectus will be offered and sold by the selling unitholders. We will not receive any proceeds from the sale of the LP Units by the selling unitholders.

DESCRIPTION OF THE LIMITED PARTNERSHIP UNITS
General
     The LP Units represent limited partner interests in us. The holders of LP Units are entitled to receive distributions, if made, in accordance with our amended and restated partnership agreement and exercise the rights or privileges available to limited partners thereunder. For a description of the rights and privileges of holders of LP Units in and to partnership distributions, please read “How We Make Cash Distributions.” For a description of the rights and privileges of limited partners under our amended and restated partnership agreement, including voting rights, please read “Our Amended and Restated Partnership Agreement.”
Voting
     Each holder of LP Units is entitled to one vote for each LP Unit on all matters submitted to a vote of the unitholders. In addition, Class B units (“Class B Units” and together with the LP Units the “Units”) representing limited partner interests have the same voting rights as if they were outstanding LP Units and are entitled to vote as a separate class on any matters that materially adversely affect the rights or preferences of the Class B Units in relation to other classes of partnership interests or as required by law. Certain events, as more fully described in our amended and restated partnership agreement, require the approval of the limited partners holding in the aggregate at least two-thirds of the outstanding Units. Other events, as more fully described in our amended and restated partnership agreement, require the approval of the limited partners holding in the aggregate at least 80% of the outstanding Units. Please read “Our Amended and Restated Partnership Agreement—Voting.”
No Preemptive Rights
     The holders of LP Units are not entitled to preemptive rights in respect of issuances of securities by us.
Transfer Agent and Registrar
     The transfer agent and registrar for the LP Units is Computershare Trust Company N.A. You may contact them at the following address: 525 Washington Boulevard, Jersey City, New Jersey 07310.

HOW WE MAKE DISTRIBUTIONS
     Set forth below is a summary of the significant provisions of our amended and restated partnership agreement that relate to distributions.
General
     Our amended and restated partnership agreement does not require distributions to be made quarterly or at any other time. Under our amended and restated partnership agreement, our general partner, from time to time and not less than quarterly, is required to review our accounts to determine whether distributions are appropriate. Our general partner is permitted to make such distributions as it may determine, without being limited to current or accumulated income or gains. Cash distributions may be made from any of our funds, including, without limitation, revenues, capital contributions or borrowed funds. Our general partner may also distribute other Partnership property, additional LP Units, Class B Units, or other securities of the Partnership or other entities. Distributions are made concurrently to all applicable record holders on the record date set for purposes of such distributions.
Units Eligible for Distributions
     The LP Units generally participate pro rata in our distributions. As of January 25, 2011, there were approximately 79,726,921 LP Units issued and outstanding. We currently have a long-term incentive plan and a deferral and unit incentive plan (together, the “LTIP”) which provide for the issuance of up to 1,500,000 LP Units, subject to certain adjustments. As of January 25, 2011 there were 241,800 LP Units issuable upon exercise of options granted to employees pursuant to our unit option and distribution equivalent plan.
     The Class B Units generally participate pro rata with the LP Units in our distributions, but we have the option to pay distributions on the Class B Units by issuing additional Class B Units, with the number of Class B Units issued based upon the volume-weighted average price of the LP Units for the 10 trading days immediately preceding the date the distributions are declared, less a discount of 15%. As of January 25, 2011, there were approximately 5,697,759 Class B Units issued and outstanding.
Distributions of Cash upon Liquidation
     If we dissolve in accordance with our amended and restated partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors, including by way of a reserve of cash or other assets of the Partnership for contingent liabilities. We will distribute any remaining proceeds to our unitholders, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.
     If the sale of our assets in liquidation would be impracticable or would cause undue loss, the sale may be deferred for a reasonable amount of time or the assets (except those necessary to satisfy liabilities) may be distributed to our limited partners in lieu of cash in the same manner as cash or proceeds of a sale would have been distributed.

OUR AMENDED AND RESTATED PARTNERSHIP AGREEMENT
     The following is a summary of the material provisions of our amended and restated partnership agreement.
     The following provisions of our amended and restated partnership agreement are summarized elsewhere in this prospectus.
•	with regard to distributions, please read “How We Make Distributions”;

•	with regard to allocations of taxable income and taxable loss, please read “Material U.S. Federal Income Tax Consequences.”
Organization and Duration
     The Partnership was organized on July 11, 1986 and has a term extending until the close of business on December 31, 2086.
Purpose
     The purpose of the Partnership under our amended and restated partnership agreement is to engage in any lawful activity for which limited partnerships may be organized under the Delaware Revised Uniform Limited Partnership Act (“DRULPA”).
     Our general partner is authorized to perform all acts deemed necessary to carry out our purposes and to conduct our business.
Power of Attorney
     Each of our limited partners grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution.
Issuance of Additional Securities
     Our amended and restated partnership agreement authorizes our general partner to cause us to issue an unlimited number of additional LP Units and other equity securities for the consideration and on the terms and conditions established by our general partner without the approval of any limited partners. Without the prior approval of the holders of two-thirds of the outstanding Units, our general partner is prohibited from causing us to issue any class or series of LP Units having preferences or other special or senior rights over the previously outstanding LP Units. Without the approval of a majority of the holders of the outstanding Units, our general partner is prohibited from causing us to issue LP Units to itself or its affiliates unless the LP units are of a class previously listed or admitted to trading on a national securities exchange and property is contributed to us with a value at least equal to the fair market value of the issued LP units.
     It is possible that we will fund acquisitions, and other capital requirements, through the issuance of additional LP Units or other equity securities. Holders of any additional Units that we issue will be entitled to share with then-existing holders of Units in our distributions of available cash. In addition, the issuance of additional partnership interests may dilute (i) the percentage interests of then-existing holders of LP Units in our net assets and (ii) the voting rights of then-existing holders of Units under our amended and restated partnership agreement.
     The holders of Units do not have preemptive rights to acquire additional Units or other partnership interests.
Limited Liability
     Assuming that a limited partner does not participate in the control of our business within the meaning of the DRULPA and that it otherwise acts in conformity with the provisions of our amended and restated partnership agreement, the partner’s liability under the DRULPA will be limited, subject to possible exceptions, to the amount of capital the partner is obligated to contribute to the Partnership for the partner’s Units plus the partner’s share of any undistributed profits and assets and any funds wrongfully distributed to it, as described below. If it were determined, however, that the right, or exercise of the right, by our limited partners as a group:
•	to elect members of the board of directors of our general partner;

•	to remove or replace our general partner;

•	to approve certain amendments to our amended and restated partnership agreement; or

•	to take any other action under our amended and restated partnership agreement constituted “participation in the control” of our business for the purposes of the DRULPA, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that a limited partner is a general partner based on the limited partner’s conduct. Neither our amended and restated partnership agreement nor the DRULPA specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. Although this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.
     Under the DRULPA, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the limited partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the DRULPA provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The DRULPA provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the DRULPA will be liable to the limited partnership for the amount of the distribution for three years from the date of distribution. Under the DRULPA, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the limited partnership, excluding any obligations of the assignor with respect to wrongful distributions, as described above, except the assignee is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the partnership agreement.
     Our subsidiaries conduct business in multiple states. Maintenance of our limited liability as a limited partner or member of our subsidiaries formed as limited partnerships or limited liability companies may require compliance with legal requirements in the jurisdictions in which such subsidiaries conduct business, including qualifying our subsidiaries to do business there. Limitations on the liability of a limited partner or member for the obligations of a limited partnership or limited liability company have not been clearly established in many jurisdictions. If it were determined that we were, by virtue of our limited partner interest or limited liability company interest in our subsidiaries or otherwise, conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to elect members of the board of directors of our general partner, to remove or replace our general partner, to approve certain amendments to our amended and restated partnership agreement, or to take other action under our amended and restated partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.
Voting Rights
     The following matters require the vote of our unitholders as specified below.

Election of the board of directors of our general partner	All but up to two directors on the board of directors of our general partner will be elected by a plurality of the votes cast

Amendment of the amended and restated partnership agreement	at meetings of the limited partners. Please read “—Meetings; Voting.”

Certain amendments may be made by our general partner without the approval of our unitholders. Certain other amendments require the approval of holders of a majority of outstanding Units. Certain other amendments require the approval of holders of a super-majority of outstanding Units. Please read “—Amendment of Our Amended and Restated Partnership Agreement.”

Sale of all or substantially all of the Partnership’s assets	Holders of two-thirds of outstanding Units. Please read “—Merger, Sale or Other Disposition of Assets.”

Dissolution of the Partnership	Holders of two-thirds of outstanding Units. Please read “—Termination and Dissolution.”

Removal/Replacement of our general partner	Holders of 80% of outstanding Units. Please read “—Withdrawal or Removal of Our General Partner.”
Amendment of Our Amended and Restated Partnership Agreement
     General. Amendments to our amended and restated partnership agreement may be proposed only by our general partner. To adopt a proposed amendment, other than certain amendments discussed below, our general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as otherwise described below, an amendment must be approved by the limited partners holding in the aggregate at least a majority of the outstanding Units, referred to as a “Majority Interest.” No amendments to certain provisions and definitions in our amended and restated partnership agreement relating to or requiring “special approval” or the approval of a majority of the members of the audit committee of the board of directors of our general partner may be made without first obtaining such special approval.
     No Unitholder Approval. Our general partner may generally make amendments to our amended and restated partnership agreement without the approval of any limited partner or assignee to reflect:
•	a change in our name, the location of our principal place of business, our registered agent or our registered office;

•	a change that our general partner deems appropriate or necessary for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or jurisdiction or to ensure that neither we nor any of our operating partnerships will be treated as an association taxable as a corporation for federal income tax purposes;

•	a change that is appropriate or necessary, in the opinion of our counsel, to prevent us, Holdings, our general partner or any of their subsidiaries from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed; or

•	any other changes or events similar to any of the matters described in the clauses above.
     In addition, our general partner may make amendments to our amended and restated partnership agreement without the approval of any limited partner or assignee if those amendments, in the discretion of our general partner, reflect:

•	a change that in the good faith opinion of our general partner does not adversely affect our limited partners in any material respect;

•	a change to divide our outstanding units into a greater number of units, to combine the outstanding units into a smaller number of units or to reclassify our units in a manner that in the good faith opinion of our general partner does not adversely affect any class of our limited partners in any material respect;

•	a change that our general partner deems appropriate or necessary to satisfy any requirements, conditions or guidelines contained in any order, rule or regulation of any federal or state agency or contained in any federal or state statute; or

•	a change that our general partner deems appropriate or necessary to facilitate the trading of any of the Units or comply with any rule, regulation, requirement, condition or guideline of any exchange on which any units are or will be listed or admitted to trading.
     Opinion of Counsel and Partnership Unitholder Approval. No amendments to our amended and restated partnership agreement will become effective without the approval of holders of at least 80% of the Units unless we obtain an opinion of counsel to the effect that the amendment will not result in the loss of limited liability of any of our limited partners or cause us or any of our operating partnerships to be treated as an association taxable as a corporation for federal income tax purposes.
     Any amendment to our amended and restated partnership agreement that reduces the voting percentage required to take any action must be approved by the affirmative vote of our limited partners constituting not less than the voting requirement sought to be reduced.
Merger, Sale or Other Disposition of Assets
     Our amended and restated partnership agreement generally prohibits our general partner, without the prior approval of the holders of at least two-thirds of the outstanding Units and special approval, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of the consolidated assets owned by us and our operating partnerships. In addition, our amended and restated partnership agreement generally prohibits our general partner from causing us to merge or consolidate with another entity without special approval. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without the approval of the holders of outstanding Units and without special approval.
Withdrawal or Removal of Our General Partner
     Our general partner has agreed not to withdraw voluntarily as a general partner of the Partnership prior to the later of December 23, 2011 or the date the ESOP loan, which is expected to mature on March 28, 2011, is paid in full. On or after the later of such dates, our general partner may withdraw as general partner of the Partnership by giving 90 days’ advance written notice, provided such withdrawal is approved by the vote of the holders of not less than 80% of the outstanding Units or we receive an opinion of counsel regarding limited liability and tax matters.
     Upon receiving notice of the withdrawal of our general partner, prior to the effective date of such withdrawal, the holders of Units representing a Majority Interest may select a successor to the withdrawing general partner. If a successor is not elected, we will be dissolved, wound up and liquidated, unless within 90 days of that withdrawal, all of our partners agree in writing to continue our business and to appoint a successor general partner. Please read “—Termination and Dissolution” below.
     Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 80% of the outstanding Units, we receive an opinion of counsel regarding limited liability and tax matters, the successor general partner or an affiliate thereof agrees to indemnify and hold harmless our general partner and its affiliates from any liability or obligation arising out of, or causes the general partner and its affiliates to be released from, any and all liabilities and obligations (including loan guarantees) under fringe benefit plans sponsored by the general partner or any of its affiliates in connection with our business, except as otherwise prohibited by our amended and restated partnership agreement, and all required regulatory approvals for removal of our general partner shall have been obtained. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of Units representing a Majority Interest and the agreement of the successor general partner or one of its affiliates to indemnify the removed general partner against, or to cause it to be released from, certain liabilities.
     If our general partner withdraws or is removed, we are required to reimburse the departing general partner for all amounts due the departing general partner.
Transfer of General Partner Interest
     Our general partner is prohibited under our amended and restated partnership agreement from transferring its general partner interest.
Termination and Dissolution
     We will continue as a limited partnership until the close of business on December 31, 2086 or until earlier terminated under our amended and restated partnership agreement. We will dissolve upon:
(1)	the expiration of our term on December 31, 2086;

(2)	the withdrawal of our general partner unless a person becomes a successor general partner prior to or on the effective date of such withdrawal;

(3)	the bankruptcy or dissolution of our general partner, or any other event that results in its ceasing to be our general partner other than by reason of a withdrawal or removal; or

(4)	the election of our general partner to dissolve us, if approved by the holders of two-thirds of the outstanding Units.
     Upon a dissolution under clause (2) or (3) and the failure of all partners to agree in writing to continue our business and to elect a successor general partner, the holders of Units representing a Majority Interest may also elect, within 180 days of such dissolution, to reconstitute the Partnership and continue our business on the same terms and conditions described in our amended and restated partnership agreement by forming a new limited partnership on terms identical to those in our amended and restated partnership agreement and having as general partner a person approved by the holders of Units representing a Majority Interest subject to our receipt of an opinion of counsel to the effect that:
(1)	the action would not result in the loss of limited liability of any limited partner; and

(2)	neither the Partnership nor the reconstituted limited partnership would be treated as an association taxable as a corporation for federal income tax purposes.
Liquidation and Distribution of Proceeds
     Upon our dissolution, unless we are reconstituted and continued as a new partnership by the holders of Units representing a Majority Interest, our general partner or, if our general partner has withdrawn, been removed, dissolved or become bankrupt, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that the liquidator deems appropriate or necessary in its good faith judgment, liquidate our assets and apply and distribute the proceeds of the liquidation as described in “How We Make Cash Distributions—Distributions of Cash Upon Liquidation.”
Meetings; Voting
     For purposes of determining the holders of Units entitled to notice of or to vote at any meeting or to give approvals without a meeting, our general partner may set a record date, which date for purposes of notice of a meeting shall not be less than 10 days nor more than 60 days before the date of the meeting. If a meeting is adjourned, notice need not be given of the adjourned meeting and a new record date does not need to be set, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment (together with any prior adjournments that did not have a new record date set) is for more than 60 days. The Partnership may transact any business at the adjourned meeting that might have been transacted at the original meeting.
     Any action that is required or permitted to be taken by our unitholders may be taken either at a meeting of our unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting, except that election of directors by unitholders may only be done at a meeting. Special meetings of our unitholders may be called by our general partner or by our unitholders owning at least 20% of the outstanding LP Units.
     Annual meetings of limited partners for the election of directors to the board of directors of our general partner (as described below), and such other matters as the board of directors of our general partner submits to a vote of the limited partners, will be held on the first Tuesday in June of each year or on such other date as is fixed by our general partner. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding LP Units, represented in person or by proxy, will constitute a quorum.
     Except as described below with respect to the election of directors, each record holder of a Unit has one vote per Unit, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Securities.” Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise. With respect to the election of directors, our amended and restated partnership agreement provides that if, at any time, any person or group beneficially owns 20% or more of the outstanding LP Units, then all LP Units owned by such person or group in excess of 20% of the outstanding LP Units may not be voted, and in each case, the foregoing LP units will not be counted when calculating the required votes for such matter and will not be deemed to be outstanding for purposes of determining a quorum for such meeting. Such LP Units will not be treated as a separate class for purposes of our amended and restated partnership agreement. Notwithstanding the foregoing, the board of directors of our general partner may, by action specifically referencing votes for the election of directors, determine that the limitation described above will not apply to a specific person or group. For so long as the general partner of Holdings has the right to designate any Holdco GP Directors (as defined below), BGH GP Holdings, LLC (“BGH GP”), ArcLight Capital Partners, LLC and Kelso & Company and their affiliates will not vote their LP Units in connection with the election of Public Directors, and “Public Limited Partners” will be defined as all limited partners other than BGH GP, ArcLight Capital Partners, LLC and Kelso & Company and their affiliates. Once the general partner of Holdings ceases to have the right to designate any Holdco GP Directors, “Public Limited Partners” will mean all limited partners.
Board of Directors
     General. The number of directors of our general partner’s board will be not less than six and not more than nine. Any decrease in the number of directors by our general partner’s board may not have the effect of shortening the term of any incumbent director. The board of directors of our general partner must maintain at least three directors meeting the independence and experience requirements of any national securities exchange on which our LP Units are listed or quoted
     Public Directors. The Public Limited Partners (as defined in our amended and restated partnership agreement, and described above) are entitled to elect all members of the board of our general partner, other than the Holdco GP Directors, as described below (such directors elected by the Public Limited Partners are referred to as the “Public Directors”). The Public Directors are classified with respect to their terms of office by dividing them into three classes, each class to be as nearly equal in number as possible. The Public Directors that are designated to Class I will serve for an initial term that expires at the first annual meeting, the Public Directors designated to Class II will serve for an initial term that expires at the second annual meeting, and the Public Directors designated to Class III will serve for an initial term that expires at the third annual meeting. At each annual meeting of our unitholders, directors to replace Public Directors whose terms expire at such annual meeting will be elected to hold office until the third succeeding annual meeting. Each Public Director will hold office for the term for which such director is elected or until such director’s earlier death, resignation or removal. Any vacancies may be filled by a majority of the remaining Public Directors then in office. A Public Director may be removed only for cause and only upon a vote of the majority of the remaining Public Directors then in office.

          The amended and restated partnership agreement provides that the general partner of Holdings is entitled to designate up to two directors to the board of directors of our general partner. Such directors are referred to in the amended and restated partnership agreement as “Holdco GP Directors.” Our amended and restated partnership agreement provides that the general partner of Holdings shall have the right to designate (a) two directors for so long as BGH GP, ArcLight Capital Partners, LLC and Kelso & Company and their affiliates (directly and indirectly), collectively own at least 10,495,107 LP Units (85% of the number they owned after the closing of the merger) or (b) one director for so long as they collectively own at least 5,247,554 LP Units (42.5% of the number they owned after the closing of the merger). Holdings entered into an underwriting agreement to sell 4,250,000 LP Units, and granted the underwriters a 30-day option to purchase an additional 675,000 LP Units, on January 28, 2010.
          Nominations of Public Directors. Nominations of persons for election as Public Directors may be made at an annual meeting of the limited partners only (a) by or at the direction of the Public Directors or any committee thereof or (b) by any Public Limited Partner who (i) was a record holder at the time the notice provided for in our amended and restated partnership agreement is delivered to our general partner, (ii) is entitled to vote at the meeting and (iii) complies with the notice procedures set forth in our amended and restated partnership agreement.
          For any nominations brought before an annual meeting by a Public Limited Partner, the limited partner must give timely notice thereof in writing to our general partner. The notice must contain certain information as described in our amended and restated partnership agreement. To be timely, a Public Limited Partner’s notice must be delivered to our general partner not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the limited partner must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us or our general partner). For purposes of the 2011 annual meeting the first anniversary of the preceding year’s annual meeting will be deemed to be June 7, 2011. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a limited partner’s notice as described above.
          In the event that the number of Public Directors is increased effective at an annual meeting and there is no public announcement by us or our general partner naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a Public Limited Partner’s notice will also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to our general partner not later than the close of business on the 10th day following the day on which such public announcement is first made by us or our general partner.
          Nominations of persons for election as Public Directors also may be made at a special meeting of limited partners at which directors are to be elected in accordance with the provisions of our amended and restated partnership agreement.
          Only such persons who are nominated in accordance with the procedures set forth in our amended and restated partnership agreement will be eligible to be elected at an annual or special meeting of limited partners to serve as Public Directors. Notwithstanding the foregoing, unless otherwise required by law, if the Public Limited Partner (or a qualified representative of the limited partner) does not appear at the annual or special meeting of limited partners to present a nomination, such nomination will be disregarded notwithstanding that proxies in respect of such vote may have been received by our general partner or us.
          In addition to the provisions described above and in our amended and restated partnership agreement, a Public Limited Partner must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder; provided, however, that any references in our amended and restated partnership agreement to the Exchange Act or the rules promulgated thereunder are not intended to and do not limit any requirements applicable to nominations pursuant to our amended and restated partnership agreement, and compliance with our amended and restated partnership agreement is the exclusive means for a limited partner to make nominations.

Indemnification
          Our amended and restated partnership agreement, the agreements of limited partnership of our operating partnerships (the “Operating Partnership Agreements,” and together with our amended and restated partnership agreement, the “Partnership Agreements”) and the management agreements of our operating partnerships provide that we or our operating partnerships, as the case may be, shall indemnify (to the extent permitted by applicable law) certain persons (each, an “Indemnitee”) against expenses (including legal fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with any threatened, pending or completed claim, demand, action, suit or proceeding (a “claim”) to which the Indemnitee is or was an actual or threatened party and which relates to the Partnership Agreements or our, or any or our operating partnerships’, property, business, affairs or management. This indemnity is available only if the Indemnitee acted in good faith and the action or omission which is the basis of such claim, demand, action, suit or proceeding does not involve the gross negligence or willful misconduct of such Indemnitee. Indemnitees include our general partner, any affiliates of such general partner, any person who is or was a director, officer, manager, member, employee or agent of such general partner or any affiliate, or any person who is or was serving at the request of such general partner or any such affiliate as a director, officer, manager, member, partner, trustee, employee or agent of another individual, corporation, limited liability company, partnership, trust, unincorporated organization, association or other entity; and an Indemnitee shall be indemnified only in connection with any claim made by reason of such Indemnitee’s status as such or any action taken or omitted to be taken in the Indemnitee’s capacity as such. Expenses subject to indemnity will be paid by us to the Indemnitee in advance, subject to receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it is ultimately determined by a court of competent jurisdiction that the Indemnitee is not entitled to indemnification. We maintain a liability insurance policy on behalf of certain of the Indemnitees.
          Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions set forth in its limited liability company agreement, a Delaware limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Article V of the amended and restated limited liability company agreement of our general partner currently provides for the indemnification of affiliates of our general partner and members, managers, partners, officers, directors, employees, agents and trustees of our general partner or any affiliate of our general partner and such persons who serve at the request of our general partner as members, managers, partners, officers, directors, employees, agents, trustees and fiduciaries of any other enterprise against certain liabilities under certain circumstances.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
          This section is a summary of the material tax considerations that may be relevant to owning LP Units or Class B Units. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed Treasury regulations promulgated under the Internal Revenue Code (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Buckeye Partners, L.P. and our operating subsidiaries.
          The following discussion does not comment on all federal income tax matters affecting us or our unitholders. Moreover, the discussion focuses on our unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. In addition, the discussion only comments to a limited extent on state, local, and foreign tax consequences. Accordingly, we encourage each prospective Partnership unitholder to consult, and depend on, its own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to it of the ownership or disposition of Units.
          The IRS has not made a determination regarding each matter affecting us or our prospective unitholders. Instead, we will rely on opinions of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for Units and the prices at which LP Units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and thus will be borne indirectly by our unitholders. Furthermore, the tax treatment of the Partnership, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.
          All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of the representations made by us.
          For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues: (1) the treatment of a Partnership unitholder whose Units are loaned to a short seller to cover a short sale of units (please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Units—Allocations Between Transferors and Transferees”); and (3) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Units”).
Partnership Status
          An entity treated as a partnership for federal income tax purposes generally incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account its share of items of income, gain, loss and deduction of the partnership in computing its federal income tax liability, regardless of whether cash distributions are made to it by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner, unless the amount of cash distributed to it is in excess of the partner’s adjusted basis in its partnership interest.
          Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships for which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, processing and marketing of natural resources, including oil, gas, and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income.

We estimate that less than 5% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us as described below, and a review of the applicable legal authorities described above, Vinson & Elkins L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income, we will be classified as a partnership for federal income tax purposes, and except for Buckeye Gulf Coast Pipe Lines, L.P., each of our operating subsidiaries will be disregarded as an entity separate from us or will be treated as a partnership for federal income tax purposes.
          In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us. The representations made by us upon which Vinson & Elkins L.L.P. has relied include:
(1)	Except for Buckeye Gulf Coast Pipe Lines, L.P., neither we nor any of our operating subsidiaries that are partnerships or limited liability companies has elected or will elect to be treated as a corporation;
(2)	For each taxable year, more than 90% of our gross income has been and will be income that Vinson & Elkins L.L.P. has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code; and
(3)	Each hedging transaction that we treat as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, gas, or products thereof that are held or to be held by us in activities that Vinson & Elkins L.L.P. has opined or will opine result in qualifying income.
We believe that these representations have been true in the past and expect that these representations will be true in the future.
          The U.S. federal income tax treatment of publicly traded partnerships, including us, may be modified by future legislation or judicial or administrative interpretation, all of which may be applied retroactively. For example, legislation introduced in the U.S. Congress could affect the U.S. federal income tax treatment of certain publicly traded partnerships. Although we do not believe such legislation would affect our tax treatment as a partnership, the proposed legislation could be modified. We are unable to predict whether any such changes, or other proposals, will ultimately be enacted.
          If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require that we make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then distributed that stock to our unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to our unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.
          If we are treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a Partnership unitholder would be treated as taxable dividend income to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital to the extent of the unitholder’s tax basis in its Units, and taxable capital gain after the unitholder’s tax basis in its Units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in our unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of Units.
          The remainder of this section is based on Vinson & Elkins L.L.P.’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status
          Unitholders who are admitted as limited partners of the Partnership as well as assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and our unitholders whose Units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units, will be treated as partners of us for federal income tax purposes. As there is no direct or indirect controlling authority addressing assignees of Units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Vinson & Elkins L.L.P.’s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of Units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of Units unless the Units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those units.
          A beneficial owner of Units whose Units have been transferred to a short seller to complete a short sale would appear to lose its status as a partner with respect to those Units for federal income tax purposes. Please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales.”
          Items of our income, gain, loss or deduction would not appear to be reportable by a Partnership unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a Partnership unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These unitholders are urged to consult their own tax advisors with respect to their tax consequences of holding Units.
          The references to “Partnership unitholders” in the discussion that follows are to persons who are treated as partners in the Partnership for federal income tax purposes.
Tax Consequences of Unit Ownership
     Flow-Through of Taxable Income
          Subject to the discussion below under “—Entity Level Collections,” we do not pay any federal income tax. Instead, each Partnership unitholder will be required to report on its income tax return its allocable share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by it. Consequently, we may allocate income to a Partnership unitholder even if it has not received a cash distribution. Holders of Class B Units will generally be allocated taxable income and loss in the same manner as holders of LP Units even if the Partnership elects to issue additional Class B Units in lieu of a cash distribution to the holders of Class B Units. Each Partnership unitholder will be required to include in income its allocable share of our income, gain, loss and deduction for our taxable year or years ending with or within its taxable year. Our taxable year ends on December 31.
     Treatment of Distributions
          Distributions made by us to a Partnership unitholder generally will not be taxable to the Partnership unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds its tax basis in its Units immediately before the distribution. Cash distributions made by us to a Partnership unitholder in an amount in excess of its tax basis in its Units generally will be considered to be gain from the sale or exchange of those Units, taxable in accordance with the rules described under “—Disposition of Units.” To the extent that cash distributions made by us cause a Partnership unitholder’s “at risk” amount to be less than zero at the end of any taxable year, it must recapture losses from us deducted in previous years. Please read “—Limitations on Deductibility of Losses” below.
          At the Partnership’s election, the holders of Class B Units may receive an issuance of additional Class B Units in lieu of cash distributions. The tax consequences of such an issuance are generally expected to be the same to the holders of Class B Units as if they had received cash distributions equal to the quarterly cash distributions paid to the LP Unitholders and then used these cash distributions to purchase additional Class B Units.

          Any reduction in a Partnership unitholder’s share of our liabilities for which no partner bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by us of cash to that Partnership unitholder. A decrease in a unitholder’s percentage interest in us because of our issuance of additional Units will decrease the unitholder’s share of our nonrecourse liabilities and thus will result in a corresponding deemed distribution of cash, which may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a Partnership unitholder, regardless of its tax basis in its Units, if the distribution reduces the Partnership unitholder’s share of our “unrealized receivables” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code, and collectively referred to as, “Section 751 Assets.” If the distribution reduces a Partnership unitholder’s share of Section 751 Assets, it will be treated as having received its proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to it. This latter deemed exchange will generally result in the Partnership unitholder’s realization of ordinary income. That income will equal the excess of (1) the non-pro rata portion of that distribution over (2) the Partnership unitholder’s tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.
     Basis of Units
          A unitholder’s initial tax basis for its units will be the amount it paid for the units plus its share of our nonrecourse liabilities. That tax basis will be increased by its share of our income and by any increases in its share of our nonrecourse liabilities. That tax basis generally will be decreased, but not below zero, by distributions to it from us, by its share of our losses, by any decreases in its share of our nonrecourse liabilities and by its share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A Partnership unitholder’s share of our nonrecourse liabilities will generally be based on the Book-Tax Disparity (as described in “—Allocation of Income, Gain, Loss and Deduction” below) attributable to such unitholder, to the extent of such amount, and, thereafter, its share of our profits. Please read “—Disposition of Units—Recognition of Gain or Loss.”
     Limitations on Deductibility of Losses
          The deduction by a Partnership unitholder of its share of our losses will be limited to its tax basis in its Units and, in the case of an individual unitholder, estate, trust or a corporate unitholder (if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations), to the amount for which the Partnership unitholder is considered to be “at risk” with respect to our activities, if that amount is less than its tax basis. A Partnership unitholder subject to these limitations must recapture losses from us deducted in previous years to the extent that distributions cause its at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a Partnership unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that its at-risk amount is subsequently increased, provided such losses do not exceed such Partnership unitholder’s tax basis in its Units. Upon the taxable disposition of a Unit, any gain recognized by a Partnership unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.
          In general, a Partnership unitholder will be at risk to the extent of its tax basis in Units, excluding any portion of that tax basis attributable to its share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money it borrows to acquire or hold Units, if the lender of those borrowed funds owns an interest in us, is related to the Partnership unitholder or can look only to the Units for repayment. A Partnership unitholder’s at-risk amount will increase or decrease as the tax basis of such Partnership unitholder’s Units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in its share of our nonrecourse liabilities.
          In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely held corporations and personal service corporations are permitted to deduct losses from passive activities, which are generally defined as trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from passive activities. The passive loss limitation is applied separately with respect to each publicly traded partnership.

Consequently, any passive losses we generate will be available to offset only our passive income generated in the future and will not be available to offset income from other passive activities or investments (including our investments or a Partnership unitholder’s investments in other publicly traded partnerships), or a Partnership unitholder’s salary or active business income. Passive losses that are not deductible because they exceed the Partnership unitholder’s share of income we generate may be deducted by such Partnership unitholder in full when it disposes of its entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at-risk rules and the tax basis limitation.
          A Partnership unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.
     Limitations on Interest Deductions
          The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:
•	interest on indebtedness properly allocable to property held for investment;
•	interest expense attributed to portfolio income; and
•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.
          The computation of a Partnership unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or qualified dividend income. Absent new legislation extending the current treatment of qualified dividends, such treatment is scheduled to expire on December 31, 2013, the IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, a Partnership unitholder’s share of our portfolio income will be treated as investment income.
     Entity-Level Collections
          If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any Partnership unitholder or any former Partnership unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the Partnership unitholder on whose behalf the payment was made. If the payment is made on behalf of a Partnership unitholder whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current Partnership unitholders. Payments by us as described above could give rise to an overpayment of tax on behalf of a Partnership unitholder in which event the Partnership unitholder would be required to file a claim in order to obtain a credit or refund.
     Allocation of Income, Gain, Loss and Deduction
          In general, our items of income, gain, loss and deduction will be allocated among our unitholders in accordance with their percentage interests in us. Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Internal Revenue Code to account for (i) any difference between the tax basis and fair market value of our assets at the time of an offering and (ii) any difference between the tax basis and fair market value of any property contributed to us that exists at the time of such contribution, together, referred to in this discussion as “Contributed Property.” Holders of Class B Units will generally be allocated items in the same manner as holders of LP Units even if the Partnership elects to issue additional Class B Units in lieu of a cash distribution to the holders of Class B Units. In certain circumstances, however, it may be necessary to make special allocations among the holders of LP Units and the holders of Class B Units in order to allow for economic uniformity among the Units.

          In the event that we issue additional Units or engage in certain other transactions in the future “Reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above, will be made to all persons who are holders of Units immediately prior to such issuance or other transactions to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or other transactions. In addition, items of recapture income will be allocated to the extent possible to the Partnership unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other Partnership unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.
          An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a Partnership unitholder’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a Partnership unitholder’s share of an item will be determined on the basis of its interest in us, which will be determined by taking into account all the facts and circumstances, including:
•	its relative contributions to us;
•	the interests of all the partners in profits and losses;
•	the interest of all the partners in cash flow; and
•	the rights of all the partners to distributions of capital upon liquidation.
          Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “—Section 754 Election” and “—Disposition of Units—Allocations Between Transferors and Transferees,” allocations under our amended and restated partnership agreement will be given effect for federal income tax purposes in determining a Partnership unitholder’s share of an item of income, gain, loss or deduction.
     Treatment of Short Sales
          A Partnership unitholder whose Units are loaned to a “short seller” to cover a short sale of Units may be considered as having disposed of those units. If so, it would no longer be treated for tax purposes as a partner with respect to those Units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:
•	any of our income, gain, loss or deduction with respect to those Units would not be reportable by the Partnership unitholder;
•	any cash distributions received by the Partnership unitholder as to those Units would be fully taxable; and
•	all of these distributions would appear to be ordinary income.
          Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a Partnership unitholder whose Units are loaned to a short seller. Therefore, Partnership unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their Units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “—Disposition of Units—Recognition of Gain or Loss.”

     Alternative Minimum Tax
          Each Partnership unitholder will be required to take into account its distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for non-corporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective Partnership unitholders are urged to consult their tax advisors with respect to the impact of an investment in Units on their liability for the alternative minimum tax.
     Tax Rates
          Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 35% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than 12 months) of individuals is 15%. However, absent new legislation extending the current rates, beginning January 1, 2013, the highest marginal U.S. federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively. Moreover, these rates are subject to change by new legislation at any time.
          An additional 3.8% Medicare tax on net investment income earned by certain individuals, estates and trusts is scheduled to take effect for taxable years beginning after December 31, 2012. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (1) the unitholder’s net investment income or (2) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (1) undistributed net investment income, or (2) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.
     Section 754 Election
          We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS unless there is a constructive termination of the Partnership. Please read “—Disposition of Units—Constructive Termination.” That election will generally permit us to adjust an Unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect its purchase price. The Section 743(b) adjustment separately applies to any transferee of a unitholder who purchases Units from another unitholder based upon the values and bases of our assets at the time of the transfer to the transferee. The Section 743(b) adjustment does not apply to a person who purchases Units directly from us. For purposes of this discussion, a Partnership unitholder’s inside basis in our assets will be considered to have two components: (1) its share of our tax basis in our assets (“common basis”) and (2) its Section 743(b) adjustment to that tax basis.
          Where the remedial allocation method is adopted (which we have adopted as to all of our properties), the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property subject to depreciation under Section 168 of the Internal Revenue Code whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our amended and restated partnership agreement, we are authorized to take a position to preserve the uniformity of Units even if that position is not consistent with these and any other Treasury Regulations. Please read “—Uniformity of Units.”
          Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no direct or indirect controlling authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets, and Treasury Regulation Section 1.197-2(g)(3). To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring Units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some Partnership unitholders. Please read “—Uniformity of Units.” A Partnership unitholder’s tax basis for its Units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual’s income tax return). Thus, any position we take that understates deductions will overstate a Partnership unitholder’s basis in its Units, which may cause the unitholder to understate gain or overstate loss on any sale of such Units. Please read “—Disposition of Units—Recognition of Gain or Loss.” The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of Units. If such a challenge were sustained, the gain from the sale of Units might be increased without the benefit of additional deductions.
          A Section 754 election is advantageous if the transferee’s tax basis in its Units is higher than the Units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and its share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in its Units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of Units may be affected either favorably or unfavorably by the election. A tax basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer or if we distribute property and have a substantial tax basis reduction. Generally a built-in loss or a tax basis reduction is substantial if it exceeds $250,000.
          The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our tangible assets to goodwill instead. Goodwill, an intangible asset, is generally either non-amortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any Partnership unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of Units may be allocated more income than it would have been allocated had the election not been revoked.
Tax Treatment of Operations
     Accounting Method and Taxable Year
          We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each Partnership unitholder will be required to include in its income its share of our income, gain, loss and deduction for our taxable year ending within or with its taxable year. In addition, a Partnership unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its Units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in its taxable income for its taxable year its share of more than twelve months of our income, gain, loss and deduction. Please read “—Disposition of Units—Allocations Between Transferors and Transferees.”

     Tax Basis, Depreciation and Amortization
          The tax basis of our tangible assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax bases immediately prior to our issuance of additional Units or our engaging in certain other transactions will be borne by our unitholders as of that time. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”
          To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Please read “—Uniformity of Units.” Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.
          If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a Partnership unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Units—Recognition of Gain or Loss.”
          If we offer and sell Units, the costs we incur in selling Units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which we may be able to amortize, and as syndication expenses, which we may not amortize. Any underwriting discounts and commissions we incur would be treated as syndication expenses.
     Valuation and Tax Basis of the Partnership’s Properties
          The federal income tax consequences of the ownership and disposition of Units will depend in part on our estimates of the relative fair market values and the tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by the Partnership unitholders might change, and Partnership unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.
Disposition of Units
     Recognition of Gain or Loss
          Gain or loss will be recognized on a sale of Units equal to the difference between the Partnership unitholder’s amount realized and the Partnership unitholder’s adjusted tax basis for the units sold. A Partnership unitholder’s amount realized will equal the sum of the cash or the fair market value of other property it receives plus its share of our nonrecourse liabilities. Because the amount realized includes a Partnership unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of Units could result in a tax liability in excess of any cash received from the sale.
          Prior distributions from us in excess of cumulative net taxable income for an Unit that decreased a Partnership unitholder’s tax basis in that unit will, in effect, become taxable income if that Unit is sold at a price greater than a Partnership unitholder’s tax basis in that Unit, even if the price received is less than its original cost.
          Except as noted below, gain or loss recognized by a Partnership unitholder, other than a “dealer” in Units, on the sale or exchange of an Unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of Units held more than twelve months is scheduled to be taxed at a maximum U.S. federal income tax rate of 15% through December 31, 2012 and 20% thereafter (absent new legislation extending or adjusting the current rate). However, a portion, which will likely be substantial, of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or “inventory items” that we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables and inventory items may exceed net taxable gain realized on the sale of an Unit and may be recognized even if there is a net taxable loss realized on the sale of an Unit. Thus, a Partnership unitholder may recognize both ordinary income and a capital loss upon a sale of Units. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may be used to offset only capital gains in the case of corporations.
          The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling Partnership unitholder who can identify Units transferred with an ascertainable holding period to elect to use the actual holding period of Units transferred. Thus, according to the ruling, a Partnership unitholder will be unable to select high or low basis Units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, may designate specific Units sold for purposes of determining the holding period of Units transferred. A Partnership unitholder electing to use the actual holding period of Units transferred must consistently use that identification method for all subsequent sales or exchanges of Units. A Partnership unitholder considering the purchase of additional Units or a sale of Units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and those Treasury Regulations.
          Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, that is, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:
•	a short sale;
•	an offsetting notional principal contract; or
•	a futures or forward contract with respect to the partnership interest or substantially identical property.
          Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.
     Allocations Between Transferors and Transferees
          In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the Partnership unitholders in proportion to the number of Units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the Partnership unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a Partnership unitholder transferring Units may be allocated income, gain, loss and deduction realized after the date of transfer.
          Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury

Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee Partnership unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee Partnership unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the Partnership unitholder’s interest, our taxable income or losses might be reallocated among our unitholders. We are authorized to revise our method of allocation among our unitholders, as well as among transferor and transferee Partnership unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.
          A Partnership unitholder who owns Units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.
     Notification Requirements
          A Partnership unitholder who sells any of its Units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of Units who purchases such Units from another Partnership unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.
     Constructive Termination
          We will be considered to have terminated for tax purposes if there are sales or exchanges which, in the aggregate, constitute 50% or more of the total interests in our capital and profits within a twelve- month period. For purposes of determining whether the 50% threshold has been reached, multiple sales of the same interest are counted only once. A constructive termination results in the closing of our taxable year for all Partnership unitholders. In the case of a Partnership unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in its taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and the Partnership unitholders could receive two Schedules K-1 if the relief discussed below is not available) for one fiscal year and the cost of the preparation of these returns will be borne by all the Partnership unitholders indirectly through the Partnership. We would also be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code. A constructive termination of the Partnership would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination. The IRS has recently announced a relief procedure whereby if a publicly traded partnership that has technically terminated requests and the IRS grants special relief, among other things, the partnership will be required to provide only a single Schedule K-1 to a Partnership unitholder for the tax years in which the termination occurs.
Uniformity of Units
          Because we cannot match transferors and transferees of LP Units, we must maintain uniformity of the economic and tax characteristics of LP Units and Units that are convertible into LP Units to a purchaser of these Units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the Units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”

          We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets , and Treasury Regulation Section 1.197-2(g)(3). Please read “—Tax Consequences of Unit Ownership—Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring Units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable methods and lives as if they had purchased a direct interest in our property. If we adopt this position, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some Partnership unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. We will not adopt this position if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on Partnership unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any Units that would not have a material adverse effect on our unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of Units might be affected, and the gain from the sale of Units might be increased without the benefit of additional deductions. Please read “—Disposition of Units—Recognition of Gain or Loss.”
Tax-Exempt Organizations and Other Investors
          Ownership of Units by employee benefit plans, other tax-exempt organizations, non-resident aliens, non-U.S. corporations and other non-U.S. persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor with respect to your tax consequences of holding Units.
          Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a Partnership unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.
          Non-resident aliens and foreign corporations, trusts or estates that own Units will be considered to be engaged in business in the United States because of the ownership of Units. As a consequence they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Under rules applicable to publicly traded partnerships, distributions to non-U.S. Partnership unitholders are subject to withholding at the highest applicable effective tax rate. Each non-U.S. Partnership unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.
          In addition, because a foreign corporation that owns Units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” which is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of Partnership unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.
          A foreign Partnership unitholder who sells or otherwise disposes of an Unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” a foreign unitholder would be considered to be engaged in a trade or business in the

U.S. by virtue of the U.S. activities of the partnership, and part or all of that unitholder’s gain would be effectively connected with that unitholder’s indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act (“FIRPTA”), a non-U.S. Partnership unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of an Unit if (i) it owned (directly or constructively applying certain attribution rules) more than 5% of the Units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held Units or the 5-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign Partnership unitholders may be subject to U.S. federal income tax on gain from the sale or disposition of their Units.
Administrative Matters
     Information Returns and Audit Procedures
          We intend to furnish to each Partnership unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each Partnership unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will in all cases yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither the Partnership nor Vinson & Elkins L.L.P. can assure prospective Partnership unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the Units.
          The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each Partnership unitholder to adjust a prior year’s tax liability and possibly may result in an audit of its own return. Any audit of a Partnership unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.
          Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Under our amended and restated partnership agreement, the board of directors of our general partner must designate one of our or our general partner’s officers who is a partner as our Tax Matters Partner.
          The Tax Matters Partner has made and will make some elections on our behalf and on behalf of our unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against our unitholders for items in our returns. The Tax Matters Partner may bind a Partnership unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that Partnership unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the Partnership unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any Partnership unitholder having at least a 1% interest in profits or by any group of the Partnership unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each Partnership unitholder with an interest in the outcome may participate.
          A Partnership unitholder must file a statement with the IRS identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a Partnership unitholder to substantial penalties.
     Nominee Reporting
          Persons who hold an interest in us as a nominee for another person are required to furnish to us:
(1)	the name, address and taxpayer identification number of the beneficial owner and the nominee;

(2)	whether the beneficial owner is:
•	a person that is not a United States person;
•	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or
•	a tax-exempt entity;
(3)	the amount and description of Units held, acquired or transferred for the beneficial owner; and
(4)	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.
          Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on Units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the Units with the information furnished to us.
     Accuracy-Related Penalties
          An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.
          For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:
(1)	for which there is, or was, “substantial authority”; or
(2)	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.
          If any item of income, gain, loss or deduction included in the distributive shares of the Partnership unitholders could result in that kind of an “understatement” of income for which no “substantial authority” exists, we would be required to disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for Partnership unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit Partnership unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which we do not believe includes us, or any of our investments, plans or arrangements.
          A substantial valuation misstatement exists if (a) the value of any property, or the tax basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or tax basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer’s gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). The penalty is increased to 40% in the event of a gross valuation misstatement. The Partnership does not anticipate making any valuation misstatements.

     Reportable Transactions
          If we engage in a “reportable transaction,” we (and possibly our unitholders and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts of at least $2.0 million in any single year, or $4.0 million in any combination of 6 successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly a Partnership unitholder’s tax return) is audited by the IRS. Please read “—Information Returns and Audit Procedures” above.
          Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, our unitholders could be subject to the following provisions of the American Jobs Creation Act of 2004:
•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “—Accuracy-Related Penalties”;
•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and
•	in the case of a listed transaction, an extended statute of limitations. The Partnership does not expect to engage in any “reportable transactions.”
State, Local, Foreign and Other Tax Considerations
          In addition to federal income taxes, our unitholders will be subject to other taxes, including state and local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property or in which the unitholder is a resident. The Partnership currently conducts business or owns property in many states in the U.S., most of which impose personal income taxes and income tax on corporations and other entities. Moreover, we may also own property or do business in other jurisdictions in the future that impose income or similar taxes on nonresident individuals. The Partnership also owns property and conducts business in Puerto Rico and Grand Bahama. Under current law, unitholders are not required to file a tax return or pay taxes in Puerto Rico or Grand Bahama. Although an analysis of every jurisdiction is not presented here, each prospective Partnership unitholder should consider their potential impact on its investment in us. A Partnership unitholder may be required to file income tax returns and to pay income taxes in any jurisdiction in which we do business or own property, and such Partnership unitholder may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a Partnership unitholder who is not a resident of such jurisdiction. Withholding, the amount of which may be greater or less than a particular Partnership unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident Partnership unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to Partnership unitholders for purposes of determining the amounts distributed by us. Please read “—Tax Consequences of Unit Ownership—Entity-Level Collections.” Based on current law and our estimate of our future operations, we anticipate that any amounts required to be withheld will not be material.
          It is the responsibility of each Partnership unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of its investment in us. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, or foreign tax consequences of an investment in us. We strongly recommend that each prospective Partnership unitholder consult, and depend on, its own tax counsel or other advisor with regard to those matters. It is the responsibility of each Partnership unitholder to file all tax returns that may be required of it.

LEGAL MATTERS
          Vinson & Elkins L.L.P., New York, New York, will pass upon the validity of the Units being offered. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.
EXPERTS
          The consolidated financial statements, incorporated in this Prospectus by reference from the Buckeye Partners, L.P. Annual Report on Form 10-K for the year ended December 31, 2009 and the Buckeye Partners, L.P. Current Report on Form 8-K/A dated December 6, 2010, and the effectiveness of Buckeye Partners, L.P. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements have been so incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
          The consolidated financial statements of FR Borco Topco, L.P. and subsidiaries for the year ended December 31, 2009 and the period from February 7, 2008 through December 31, 2008, incorporated in this Prospectus by reference from the Buckeye Partners, L.P. Current Report on Form 8-K filed on January 4, 2011, have been audited by KPMG Accountants N.V., independent auditors, as stated in their report which is also incorporated herein by reference. Such consolidated financial statements have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

SELLING UNITHOLDERS
          This prospectus covers the offering for resale of up to 8,278,169 LP Units by the selling unitholders identified below.
          The 8,278,169 LP Units were issued to the selling unitholders on January 18, 2011 (or, for two of the selling unitholders, January 19, 2011) under an LP Unit Purchase Agreement or a Unit Purchase Agreement, each dated as of December 18, 2010.
          The following table sets forth information about the maximum number of LP Units that may be offered from time to time by each selling unitholder under this prospectus. The selling unitholders identified below may currently hold or acquire at any time LP Units in addition to those registered hereby. In addition, the selling unitholders identified below may sell, transfer or otherwise dispose of some or all of their LP Units in private placement transactions exempt from or not subject to the registration requirements of the Securities Act. Accordingly, we cannot give an estimate as to the amount of LP Units that will be held by the selling unitholders upon termination of this offering.
          Information concerning the selling unitholders may change from time to time and, if necessary, we will supplement this prospectus accordingly.
          To our knowledge, none of the selling unitholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than their ownership of units. Because each selling unitholder may sell all or a portion of the Units registered hereby, we cannot estimate the number or percentage of Units that each selling unitholder will hold upon completion of the offering.
          We have prepared the table and the related notes based on information supplied to us by the selling unitholders on or prior to January 28, 2011. We have not sought to verify such information. Additionally, some or all of the selling unitholders may have sold or transferred some or all of the units listed below in exempt or non-exempt transactions since the date on which the information was provided to us. Other information about the selling unitholders may change over time.

			LP Units That
Selling Unitholder	LP Units Owned		May be Offered Hereby
FR XI Onshore AIV II, L.P.[1]	2,483,444	[2]	2,483,444
AT MLP Fund, LLC[3]	413,910		413,910
ClearBridge Energy MLP Fund Inc.[4]	911,130		331,130
Cohen & Steers Global Income Builder Fund, Inc.[5]	29,200		29,200
Cohen & Steers Global Infrastructure Fund, Inc[5]	7,700		7,700
Cohen & Steers Infrastructure Fund, Inc.[5]	211,440		211,440
Tortoise Energy Infrastructure Corporation[6]	1,134,390		496,690
Tortoise Energy Capital Corporation[6]	420,990		231,790
Tortoise North American Energy Corporation[6]	115,820		82,780

[1]	First Reserve GP XI, Inc., First Reserve GP XI, L.P., FR XI Onshore AIV II, L.P. and William E. Macaulay each have shared voting and investment power with respect to the LP Units.

[2]	FR XI Onshore AIV II, L.P. also owns 4,382,889 Class B Units.

[3]	Paul McPheeters, Chris Linder, Adam Karpf and Lance Marr have sole voting and investment power with respect to the LP Units.

[4]	ClearBridge Advisors, LLC has sole voting and sole investment power with respect to the LP Units.

[5]	Cohen & Steers Capital Management, Inc. has sole voting and investment power with respect to the LP Units.

[6]	Tortoise Capital Advisors, LLC (“TCA”) serves as the investment advisor to the Selling Unitholder. Pursuant to an Investment Advisory Agreement entered into with the Selling Unitholder, TCA holds voting and dispositive power with respect to the LP Units held by the Selling Unitholder. The investment committee of TCA is responsible for the investment management of the Selling Unitholder’s portfolio. The investment committee is comprised of H. Kevin Birzer, Zachary A Hamel, Kenneth P. Malvey, Terry Matlack and David J. Schulte. Tortoise Capital Advisors, LLC (the “Advisor”), by virtue of the Investment Advisory Agreement with the Selling Uniholder, has sole investment and voting power over the securities owned; however, the selling unitholder has the right to acquire investment and voting power through termination of the Investment Advisory Agreement.

			LP Units That
Selling Unitholder	LP Units Owned		May be Offered Hereby
Tortoise MLP Fund, Inc.[6]	799,070		678,810
A/C CREDIT SUISSE SECURITIES fbo R3 Capital Partners Master (DE), L.P.[7]	248,340		248,340
Harvest Infrastructure Partners Fund LLC[8]	6,233		6,233
Harvest Sharing LLC[8]	4,428		4,428
Harvest MLP Partners[8]	71,678		71,678
Harvest MLP Partners II8	41,830		31,830
BlockIsland + Co. [8]	46,416		46,416
AP Capital Holdings LLC[8]	4,985		4,985
FAMCO MLP & Energy Infrastructure Fund[9]	5,790		5,790
SOF Investments, L.P.[10]	579,470		579,470
Taconic Opportunity Fund L.P.[11]	310,440		310,440
The Northwestern Mutual Life Insurance Company12 13	331,130	[14]	331,130
Fidelity Securities Fund: Fidelity Dividend Growth Fund[15]	392,745		129,500

[7]	BlackRock, Inc is the ultimate parent holding company of BlackRock Investment Management LLC, which has voting and investment power over the LP Units, as Investment Manager for R3 Capital Partners Master (DE), L.P.

[8]	David J. Martinelli and Eric M. Conklin are officers of Harvest Fund Advisors LLC, the Investment Advisor to the Selling Unitholder. By virtue of their positions with the Advisor, Messrs. Martinelli and Conklin are deemed to hold investment power and voting control.

[9]	Fiduciary Asset Management Inc. has sole voting and investment power with respect to the LP Units.

[10]	MSD Capital, L.P. is the general partner of SOF Investments, L.P. and may be deemed to have or share voting and dispositive power over, and/or beneficially own, the LP Units held by SOF Investment, L.P. MSD Capital Management LLC is the general partner of MSD Capital, L.P. and may be deemed to beneficially own securities owned by MSD Capital Management. Each of Glenn R. Fuhrman, John C. Phelan and Marc R. Lisker is a manager of MSD Capital Management LLC and may be deemed to have or share voting and/or dispositive power over, and beneficially own, the LP Units owned by MSD Capital Management LLC. Each of Mr. Dell, Mr. Fuhrman, Mr. Phelan and Mr. Lisker disclaim beneficial ownership of such LP Units, except to the extent of the pecuniary interest of such person in such units.

[11]	Taconic Capital Advisors L.P., Taconic Capital Advisors UK LLP, Taconic Associates LLC, Kenneth D. Brody and Frank P. Brosens have shared voting and investment power over the LP Units.

[12]	Northwestern Investment Management Company, LLC (“NIMC”), a wholly owned company of Northwestern Mutual, is the investment adviser to Northwestern Mutual with respect to the LP Units. NIMC therefore may be deemed to be an indirect beneficial owner with shared voting power/investment power with respect to such LP Units. Jerome R. Baier is a portfolio manager for NIMC and manages the portfolio which holds the LP Units and therefore may be deemed to be an indirect beneficial owner with shared voting power/investment power with respect to such LP Units. However, pursuant to Rule 13d-4 under the Securities Exchange Act of 1934 (the “Act”), the immediately preceding sentence shall not construed as an admission that Mr. Baier is, for the purposes of section 13(d) or 13(g) of the Act, the beneficial owner of any LP Units covered by the statement.

[13]	Northwestern Mutual and its affiliates may, in the ordinary course of business, provide insurance or investment-related products to, or take part in transactions involving the real property of, the Partnership or its affiliates. However, Northwestern Mutual does not concede that the foregoing necessarily constitutes material relationships under S-K 507 that must be disclosed in the prospectus.

On January 7, 1999, Northwestern Mutual granted to WestPac Pipelines-Reno LLC (a subsidiary of the Partnership) a right-of-way pipeline easement (recorded as Document No. 2315956, Official Records of Washoe County, State of Nevada) regarding Northwestern Mutual’s property in Starks, Nevada. Said easement was amended and clarified in February, 2000 and remains in full force and effect.

[14]	In the ordinary course of business, broker-dealer affiliates of the Northwestern Mutual Life Insurance Company (“Northwestern Mutual”), including Northwestern Mutual Investment Services, LLC and certain subsidiaries of Frank Russell Company, may, from time to time, have acquired or disposed of, or may in the future acquire or dispose of, securities of the Partnership or its affiliates, for such broker-dealers’ own accounts or for the accounts of others. Other affiliates of Northwestern Mutual, including investment adviser affiliates, may in the ordinary course of business, effect transactions in the securities of the Partnership or its affiliates. Except as otherwise provided herein, only security holdings of Northwestern Mutual are specifically disclosed.

[15]	Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 263,245 Units of BUCKEYE PARTNERS, L.P.(“the Company”) as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 263,245 Units owned by the Funds.

			LP Units That
Selling Unitholder	LP Units Owned		May be Offered Hereby
Fidelity Advisor Series I: Fidelity Advisor Dividend Growth Fund[15]	275,245		12,000
Variable Insurance Products Fund III: Balanced Portfolio[15]	287,015		23,770
Variable Insurance Products Fund II: Contrafund Portfolio[15]	302,775		39,530
Fidelity Puritan Trust: Fidelity Balanced Fund[15]	293,945		30,700
Fidelity Advisor Series I: Fidelity Advisor Balanced Fund[15]	264,770		1,525
Fidelity Devonshire Trust: Fidelity Series All —Sector Equity Fund[15]	508,581		26,220
RCH Energy MLP Fund, L.P.[16]	245,336		245,336
RCH Energy MLP Fund A, L.P.[17]	3,004		3,004
Kayne Anderson MLP Investment Company[18]	657,215	[19]	496,701
Kayne Anderson Energy Total Return Fund, Inc.[20]	82,781	[21]	82,781
Kayne Anderson Energy Development Company[22]	82,781		82,781
Kayne Anderson Midstream/Energy Fund, Inc.[23]	248,344	[24]	248,344
Kayne Anderson MLP Fund, LP25	382,706		194,536
Kayne Anderson Midstream Institutional Fund, LP26	24,834		24,834
Kayne Anderson Real Assets Fund, LP27	12,788		8,278
Kayne Anderson Capital Income Partners (QP), LP28	39,350		16,556
Kayne Anderson Income Partners, LP29	7,469		4,139

Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

[16]	Robert J. Raymond, Sole-Member of RR Advisors, LLC the ultimate general partner to RCH Energy MLP Fund, L.P. has sole voting and investment power with respect to the LP Units.

[17]	Robert J. Raymond, Sole-Member of RR Advisors, LLC the ultimate general partner to RCH Energy MLP Fund A, L.P. has sole voting and investment power with respect to the LP Units.

[18]	KA Fund Advisors, LLC (“KAFA”) has “investment power” and “voting power” as Manager of Kayne Anderson MLP Investment Company. Controlling owner of KAFA is Richard Kayne.

[19]	Kayne Anderson MLP Investment Company also owns 525,945 Class B Units.

[20]	KA Fund Advisors, LLC (“KAFA”) has “investment power” and “voting power” as Manager of Kayne Anderson Energy Total Return Fund, Inc. Controlling owner of KAFA is Richard Kayne.

[21]	Kayne Anderson Energy Total Return Fund, Inc. also owns 87,660 Class B Units.

[22]	KA Fund Advisors, LLC (“KAFA”) has “investment power” and “voting power” as Manager of Kayne Anderson Energy Development Company. Controlling owner of KAFA is Richard Kayne.

[23]	KA Fund Advisors, LLC (“KAFA”) has “investment power” and “voting power” as Manager of Kayne Anderson Midstream/Energy Fund, Inc. Controlling owner of KAFA is Richard Kayne.

[24]	Kayne Anderson Midstream/Energy Fund, Inc. also owns 262,975 Class B Units.

[25]	KA Fund Advisors, LLC (“KAFA”) has “investment power” and “voting power” as Manager of Kayne Anderson MLP Fund, LP. Controlling owner of KAFA is Richard Kayne.

[26]	KA Fund Advisors, LLC (“KAFA”) has “investment power” and “voting power” as Manager of Kayne Anderson Midstream Investment Fund, LP. Controlling owner of KAFA is Richard Kayne.

[27]	KA Fund Advisors, LLC (“KAFA”) has “investment power” and “voting power” as Manager of Kayne Anderson Real Assets Fund, LP. Controlling owner of KAFA is Richard Kayne.

[28]	KA Fund Advisors, LLC (“KAFA”) has “investment power” and “voting power” as Manager of Kayne Anderson Capital Income Partners (QP), LP. Controlling owner of KAFA is Richard Kayne.

[29]	KA Fund Advisors, LLC (“KAFA”) has “investment power” and “voting power” as Manager of Kayne Anderson Income Partners, LP. Controlling owner of KAFA is Richard Kayne.

PLAN OF DISTRIBUTION
          As of the date of this prospectus, we have not been advised by the selling unitholders as to any plan of distribution. The selling unitholders may choose not to sell any of their LP Units. Distributions of the LP Units by the selling unitholders, or by their partners, pledgees, donees, transferees or other successors in interest, may from time to time be offered for sale either directly by such selling unitholder or other person, or through underwriters, dealers or agents or on any exchange on which the LP Units may from time to time be traded, in the over-the-counter market, in independently negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The methods by which the LP Units may be sold include:
•	underwritten transactions;

•	privately negotiated transactions;

•	exchange distributions and/or secondary distributions;

•	sales in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	broker-dealers may agree with the selling unitholders to sell a specified number of such LP Units at a stipulated price per unit;

•	a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•	short sales;

•	through the writing of options on the units, whether or not the options are listed on an options exchange;

•	through the distributions of the units by any selling unitholder to its partners, members or stockholders;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
          The selling unitholders may effect such transactions by selling the LP Units to underwriters or to or through broker-dealers, and such underwriters or broker-dealers may receive compensation in the form of discounts or commissions from the selling unitholders and may receive commissions from the purchasers of the LP Units for whom they may act as agent. The selling unitholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the units against certain liabilities, including liabilities arising under the Securities Act. We have agreed to register the LP Units for sale under the Securities Act and to indemnify the selling unitholders and each person who participates as an underwriter in the offering of the units against certain civil liabilities, including certain liabilities under the Securities Act.
          We will pay the costs and expenses of the registration and offering of the LP Units offered hereby. We will not pay any underwriting fees, discounts and selling commissions allocable to the selling unitholders’ sale of LP Units, which will be paid by the selling unitholders. Broker-dealers may act as agent or may purchase securities as principal and thereafter resell the securities from time to time:

•	in or through one or more transactions (which may involve crosses and block transactions) or distributions;

•	on the New York Stock Exchange;

•	in the over-the-counter market; or

•	in private transactions.
          Broker-dealers or underwriters may receive compensation in the form of underwriting discounts or commissions and may receive commissions from purchasers of the securities for whom they may act as agents. If any broker-dealer purchases the securities as principal, it may effect resales of the securities from time to time to or through other broker-dealers, and other broker-dealers may receive compensation in the form of concessions or commissions from the purchasers of securities for whom they may act as agents.
          In connection with sales of the LP Units under this prospectus, the selling unitholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the LP Units in the course of hedging the positions they assume. The selling unitholders also may sell LP Units short and deliver them to close out the short positions or loan or pledge the LP Units to broker-dealers that in turn may sell them.
          From time to time, one or more of the selling unitholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling unitholders. The number of a selling unitholder’s securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling unitholder’s securities will otherwise remain unchanged. In addition, a selling unitholder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.
          The selling unitholders and any underwriters, broker-dealers or agents who participate in the distribution of the LP Units may be deemed to be “underwriters” within the meaning of the Securities Act. To the extent any of the selling unitholders are broker-dealers, they are, according to SEC interpretation, “underwriters” within the meaning of the Securities Act. Underwriters are subject to the prospectus delivery requirements under the Securities Act. If the selling unitholders are deemed to be underwriters, the selling unitholders may be subject to certain statutory liabilities under the Securities Act and the Exchange Act.
          To the extent required, the names of the specific managing underwriter or underwriters, if any, as well as other important information, will be set forth in one or more prospectus supplements. In that event, the discounts and commissions the selling unitholders will allow or pay to the underwriters, if any, and the discounts and commissions the underwriters may allow or pay to dealers or agents, if any, will be set forth in, or may be calculated from, the prospectus supplements. Any underwriters, brokers, dealers and agents who participate in any sale of the securities may also engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses. We may indemnify underwriters, brokers, dealers and agents against specific liabilities, including liabilities under the Securities Act.
          In addition, the selling unitholders may sell LP Units in compliance with Rule 144, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus.
          The selling unitholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling unitholders and any other person. The anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of securities in the market and to the activities of the selling unitholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.
          The aggregate maximum compensation the underwriters will receive in connection with the sale of any securities under this prospectus and the registration statement of which it forms a part will not exceed 10% of the gross proceeds from the sale.
          Because FINRA views our LP Units as interests in a direct participation program, any offering of LP Units under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Rules.
          To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered may be set forth in the accompanying prospectus supplement.
          In connection with offerings under this shelf registration and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions which stabilize or maintain the market price of the securities at levels above those which might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may overallot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases the previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
          The expenses set forth below relate solely to the preparation and filing of this Registration Statement, and the Partnership will incur additional expenses in connection with any offering of the securities registered hereunder (all such expenses will be borne by the Partnership). With the exception of the SEC registration fee, all the amounts shown are estimates.

SEC Registration Fee	$61,822.46
Printing Expenses	$5,000
Fees and Expenses of Legal Counsel	$20,000
Accounting Fees and Expenses	$30,000
Miscellaneous	$5,000

Total	$121,822.46

Item 15. Indemnification of Officers and Directors.
          The section of the prospectus entitled “Our Amended and Restated Partnership Agreement—Indemnification” is incorporated herein by this reference. Subject to any terms, conditions or restrictions set forth in our amended and restated partnership agreement, Section 17-108 of the DRULPA empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.
Item 16. Exhibits
          (a) See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-3, which Exhibit Index is incorporated herein by reference.
          (b) Financial Statement Schedules.
          Not applicable.
Item 17. Undertakings
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs a(l)(i), a(l)(ii) and a(l)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(b)	For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(1)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(c)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)	The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(e)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f)	The undersigned registrant hereby undertakes:
(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus or prospectus supplement filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus or prospectus supplement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on the 1st day of February, 2011.

BUCKEYE PARTNERS, L.P.

By:	BUCKEYE GP LLC, its general partner

	By:	/s/ Keith E. St.Clair
Keith E. St.Clair
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY
          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Keith E. St.Clair and William H. Schmidt, Jr., and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities indicated on the 1st day of February, 2011.

Signature	Title

/s/ Forrest E. Wylie Forrest E. Wylie	Chairman of the Board, Chief Executive Officer and Director of Buckeye GP LLC, the general partner of Buckeye Partners, L.P. (principal executive officer)

/s/ Keith E. St.Clair Keith E. St.Clair	Senior Vice President and Chief Financial Officer of Buckeye GP LLC, the general partner of Buckeye Partners, L.P. (principal financial officer)

/s/ Jeffrey I. Beason Jeffrey I. Beason	Vice President and Controller of Buckeye GP LLC, the general partner of Buckeye Partners, L.P. (principal accounting officer)

/s/ John F. Erhard John F. Erhard	Director of Buckeye GP LLC, the general partner of Buckeye Partners, L.P.

/s/ C. Scott Hobbs C. Scott Hobbs	Director of Buckeye GP LLC, the general partner of Buckeye Partners, L.P.

/s/ Joseph A. LaSala, Jr. Joseph A. LaSala, Jr.	Director of Buckeye GP LLC, the general partner of Buckeye Partners, L.P.

/s/ Frank J. Loverro Frank J. Loverro	Director of Buckeye GP LLC, the general partner of Buckeye Partners, L.P.

/s/ Mark C. McKinley Mark C. McKinley	Director of Buckeye GP LLC, the general partner of Buckeye Partners, L.P.

/s/ Oliver “Rick” G. Richard, III Oliver “Rick” G. Richard, III	Director of Buckeye GP LLC, the general partner of Buckeye Partners, L.P.

/s/ Frank S. Sowinski Frank S. Sowinski	Director of Buckeye GP LLC, the general partner of Buckeye Partners, L.P.

/s/ Martin A. White Martin A. White	Director of Buckeye GP LLC, the general partner of Buckeye Partners, L.P.

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Underwriting Agreement

3.1	Amended and Restated Agreement of Limited Partnership of Buckeye Partners, L.P., dated as of November 19, 2010 (Incorporated by reference to Exhibit 3.1 of Buckeye Partners, L.P.’s Current Report on Form 8-K filed on November 22, 2010).

3.2	Amendment No. 1 to the Amended and Restated Agreement of Limited Partnership of Buckeye Partners, L.P., dated as of January 18, 2011 (Incorporated by reference to Exhibit 3.1 of Buckeye Partners, L.P.’s Current Report on Form 8-K filed on January 20, 2011).

5.1	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered

8.1	Opinion of Vinson & Elkins L.L.P. relating to tax matters

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of KPMG Accountants N.V.

23.3	Consent of Vinson & Elkins L.L.P. (contained in Exhibits 5.1 and 8.1)

24.1	Power of Attorney (contained on signature page)

*	To be filed by amendment or as an exhibit to a current report on Form 8-K of the registrant.